EXECUTION VERSION

FIRST AMENDMENT TO
GUARANTY
FIRST AMENDMENT TO GUARANTY, dated as of December 30, 2015 (this “Amendment”), made by Realty Finance Trust, Inc. (formerly known as ARC Realty Finance Trust, Inc.), a corporation organized under the laws of the State of Maryland (“Guarantor”), for the benefit of Barclays Bank PLC, a public limited company organized under the laws of England and Wales (including any successor thereto, “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Guaranty (as defined below).
RECITALS
WHEREAS, Purchaser and RFT BB LOAN, LLC (formerly known as ARC RFT BB LOAN, LLC) (the “Seller”) are parties to that certain Master Repurchase Agreement dated as of September 5, 2014 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”), and the other Transaction Documents (as defined therein);
WHEREAS, Guarantor indirectly owns one hundred percent (100%) of the Capital Stock of Seller and Guarantor derives benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents, and the transactions contemplated by the Repurchase Agreement and the other Transaction Documents;
WHEREAS, in connection with the Repurchase Agreement, Guarantor made that certain Guaranty, dated as of September 5, 2014, for the benefit of Purchaser (the “Existing Guaranty” and as amended by this Amendment, the “Guaranty”); and
WHEREAS, Guarantor and Purchaser desire to make certain modifications to the Existing Guaranty.
NOW THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.

AMENDMENT

(a)Article V(g)(ii) of the Existing Guaranty is hereby amended by deleting it in its entirety and replacing it with the following:
(ii)                 Cash Liquidity and Liquidity Amount. Guarantor shall not permit:
(A)          the Cash Liquidity of Guarantor as of the last day of any Fiscal Quarter to be less than $10 million; and

(B)          the Liquidity Amount of Guarantor as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending October 1, 2014, to be less than (A) initially, $15 million, provided, however, that Guarantor shall not be required to maintain a minimum Liquidity Amount pursuant to this clause (A) for any Fiscal Quarter if (x) during such Fiscal Quarter the average monthly Net Cash Proceeds received by Guarantor are at least $20 million and (y) for each month during such Fiscal Quarter the Net Cash Proceeds received by Guarantor are at least $10 million and (B) after the Net Cash Proceeds received by Guarantor after the Closing Date exceed $1 billion, $50 million; and
(b)Article V(g)(iii) of the Existing Guaranty is hereby amended by deleting it in its entirety and replacing it with the following:
(iii)    Total Liabilities. Guarantor shall not permit the ratio of Total Liabilities to Total Assets of Guarantor to be equal to or more than 0.75 : 1.00.
(c)Exhibit A (Financial Covenant Definitions) to the Existing Guaranty is hereby amended by deleting the definition “Liquidity Amount” in its entirety and replacing it with the following:
“Liquidity Amount” shall mean, with respect to any Person, as of any date of determination, an amount equal to (a) the amount of Cash Liquidity of such Person as of such date, plus (b) readily marketable unencumbered Investment Securities of such Person as of such date.

ARTICLE II.

REPRESENTATIONS

Guarantor represents and warrants to Purchaser, as of the date of this Amendment, as follows:
(i)all representations and warranties made by it in Article IV of the Existing Guaranty are true and correct;
(ii)it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified in each jurisdiction necessary to conduct business as presently conducted;
(iii)it is duly authorized to execute and deliver this Amendment and to perform its obligations under the Existing Guarantee, as modified hereby, and has taken all necessary action to authorize such execution, delivery and performance;
(iv)the person signing this Amendment on its behalf is duly authorized to do so on its behalf;
(v)the execution, delivery and performance of this Amendment will not violate any Requirement of Law applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected;
(vi)this Amendment has been duly executed and delivered by it; and
(vii)the Existing Guaranty, as amended and modified hereby, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, other limitations on creditors’ rights generally and general principles of equity.

ARTICLE III.

FEES AND EXPENSES

Guarantor shall pay promptly following demand therefor all of Purchaser’s out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of this Amendment and other costs and expenses due and payable as of the date hereof pursuant to Article 25(b) of the Repurchase Agreement.
ARTICLE IV.

GOVERNING LAW

THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
ARTICLE V.

MISCELLANEOUS

(a)Except as expressly amended or modified hereby, the Existing Guaranty and the other Transaction Documents shall each be and shall remain in full force and effect in accordance with their terms.
(b)This Amendment shall not constitute, and shall not be construed as, a waiver of any right or remedy of Purchaser, including, without limitation, any right to call an Event of Default that may exist currently or in the future under the Repurchase Agreement or to determine that a Material Adverse Effect has occurred. All such rights and remedies are hereby expressly reserved by Purchaser.
(c)This Amendment may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures (such as PDF files) shall constitute original signatures and are binding on all parties.
(d)The headings in this Amendment are for convenience of reference only and shall not affect the interpretation or construction of this Amendment.
(e)This Amendment may not be amended or otherwise modified, waived or supplemented except as provided in the Guaranty.
(f)This Amendment contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.
(g)The Existing Guaranty, as amended and modified by this Amendment, is a Transaction Document.
[SIGNATURES FOLLOW]Signature Page to First Amendment to Guaranty

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.
GUARANTOR:
Realty Finance Trust, Inc., a corporation organized under the laws of the State of Maryland

By:	/s/ Peter M. Budko
Name: Peter M. Budko
Title: Chief Executive Officer
ACCEPTED AND AGREED BY:
PURCHASER:
BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales

By:	/s/ Michael Birajiclian
Name: Michael Birajiclian
Title: Authorized Signatory